Exhibit 99.1

 Evofem Biosciences Reports First Quarter 2022
Financial Results and Provides Corporate Update

-- Double digit growth in net revenues over Q4 2021--

-- Reduced selling and marketing costs 49% and total operating expense 19% vs. Q4 2021 --

-- Decreased loss from operations for the third consecutive quarter --

-- On track to report top-line Phase 3 data for the prevention of chlamydia and gonorrhea in 2H 2022 --

-- Conference call scheduled for 4:30 p.m. ET Today --

SAN DIEGO, May 4, 2022 - Evofem Biosciences, Inc., (Nasdaq: EVFM) (“Evofem" or the “Company"), today reported financial results for the three-month period ended March 31, 2022.
“The impact of our disciplined fiscal approach has yielded another quarter of solid performance for Evofem,” said Saundra Pelletier, Chief Executive Officer of Evofem. “Our business remains strong and in growth mode, with our third consecutive quarter of increased revenue, a 30 percentage point improvement in gross-to-net, and a reduction in operating expenses of nearly 20%. We are on an upward trajectory and expect these trends to continue. We look forward to the readout of the registrational Phase 3 EVOGUARD clinical trial investigating Phexxi for the prevention of chlamydia and gonorrhea.”
First Quarter and Recent Highlights:
•Increased Phexxi® (lactic acid, citric acid and potassium bitartrate) net product sales 19% to $4.3 million for the first quarter of 2022 vs. fourth quarter 2021;
•Improved gross-to-net adjustments to 38%, up 30 percentage points from the prior quarter;
•Reduced selling and marketing costs by 49%, driving a 19% decrease in total operating expense;
•Improved loss from operations for the third consecutive quarter to $28.9 million;
•Contraceptive guidelines updated by the U.S. Department of Labor and Health Resources and Services Administration in an effort to ensure women have access to all FDA-approved contraceptives, including Phexxi, at zero copay under the Affordable Care Act;
•The Journal of Sexual Medicine published data from the Phase 3 AMPOWER trial demonstrating 88.7% of women using Phexxi improved or maintained their sexual satisfaction;
•On track to report top-line results in the second half of 2022 from EVOGUARD, the registrational Phase 3 trial evaluating Phexxi for the prevention of chlamydia and gonorrhea in women;
•Strengthened team with the appointment of Karina Fedasz as Head of Business Development to focus initially on opening new markets for Phexxi outside the U.S.

Financial Results
For the three months ended March 31, 2022, Phexxi net product sales increased to $4.3 million, an increase of 19% versus $3.6 million for the three months ended December 31, 2021. The increase reflects an improvement of 30 percentage points in gross-to-net adjustments to 38% for the first quarter of 2022, reflecting the positive impact of adjustments to Evofem's patient support programs in January 2022.
Total operating expenses decreased 19% to $33.2 million for the first quarter of 2021 compared to $41.0 million in the fourth quarter of 2021.
•Research and development costs were $10.4 million, compared to $8.7 million in the fourth quarter of 2021, reflecting higher clinical trial expenses for the registrational Phase 3 EVOGUARD trial of Phexxi for two potential new indications - prevention of urogenital chlamydia and urogenital gonorrhea infections in women.
•Selling and marketing costs were $12.7 million, a 49% decrease compared to $24.9 million in the fourth quarter of 2021, primarily due to lower direct-to-consumer marketing costs.
•General and administrative costs were $9.0 million, compared to $5.7 million in the fourth quarter of 2021, primarily due to higher outside services fees.
As a result, loss from operations improved to $28.9 million for the three months ended March 31, 2022, compared to a loss from operations of $37.4 million for the three months ended December 31, 2021.
Liquidity
In the first quarter of 2022, Evofem raised $10 million in gross proceeds from registered direct offerings of notes and received net proceeds of approximately $5.4 million from its equity line of credit. An additional $0.3 million was recorded as other receivables since it was received after the quarter closed.

At March 31, 2022, the Company had $2.8 million in unrestricted cash and $4.2 million in restricted cash, as compared to $7.7 million of unrestricted cash and $5.1 million of restricted cash at December 31, 2021.

Conference Call
As previously announced, the Evofem management team will host a conference call to discuss its first quarter 2022 financial results and business outlook on Wednesday, May 4, 2022 at 4:30 p.m. ET (1:30 p.m. PT) as follows:

Date:	Wednesday, May 4, 2022
Time:	4:30 p.m. ET (1:30 p.m. PT)
Live call:	(877) 407-0890 (U.S. toll-free) or (201) 389-0918
Webcast (live and archived) and related slide presentation:	https://evofem.investorroom.com/2022Q1Results or https://www.webcast-eqs.com/evofem20220504/en
Please connect to the webcast at least 15 minutes prior to the start of the call to download any software that may be required. If participating by phone, please dial in approximately 15 minutes prior to the start of the call.
About Evofem Biosciences, Inc.
Evofem Biosciences, Inc., (NASDAQ: EVFM) is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (chlamydia and gonorrhea). The Company's first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements, evaluations and judgments related to potential growth, the ongoing development of Phexxi for new indications, including related timelines, top-line data releases and FDA submissions, and future growth of sales of Phexxi and the Company generally. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 10, 2022. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Investor Relations Contact	Media Contact
Amy Raskopf	Jack Hirschfield
Evofem Biosciences, Inc.	Evofem Biosciences, Inc.
araskopf@evofem.com	jhirschfield@evofem.com
(917) 673-5775	(512) 674-5163

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